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                                                                  EXHIBIT g(5)

                               CUSTODIAN AGREEMENT

                                November 16, 2001

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Dear Sirs:

         In accordance with Section 21A of the Custodian Agreement, dated October 20, 2000, as amended (the "Agreement"), between certain Credit Suisse Warburg Pincus Funds and State Street Bank and Trust Company (the "Bank"), Credit Suisse Institutional Money Market Fund, Inc. (the "Fund") hereby notifies the Bank of the Fund's desire to amend Exhibit I of the Agreement to include the Fund, and to have the Bank render services as custodian under the terms of the Agreement.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                Very truly yours,
                                CREDIT SUISSE INSTITUTIONAL MONEY
                                MARKET FUND, INC.

                                By: /s/ Hal Liebes
                                    --------------
                                    Name:  Hal Liebes
                                    Title: Vice President and Secretary

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:________________________________
   Name:
   Title: